Exhibit 12.1

Mansion Collection I LLC

A Delaware series limited liability company

628 W. Morehead Street

Charlotte, NC 28208

July 7, 2023

To the Manager Member of Mansion Collection I LLC:

We are acting as counsel to Mansion Collection I LLC, a Delaware series limited liability company (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of membership interests (the “Series Interests”) in each of the applicable series of the Company (each, a “Series”) as set forth on Schedule 1 hereto (each, an “Offering”).

In connection with the opinion contained herein, we have examined the offering statement, the certificate of formation of the Company and each amendment thereto through the date hereof, the Company’s Limited Liability Company Agreement, and the Series Designation of each such Series through the date hereof, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

The opinion set forth below is limited to the Delaware Limited Liability Company Act, which includes reported judicial decisions interpreting the Delaware Limited Liability Company Act.

Based upon the foregoing, we are of the opinion that the Series Interests of each Series being sold pursuant to the offering statement have been authorized by all necessary series limited liability company actions of the Company and, when issued in the manner described in the offering statement, will be validly issued, fully paid and holders of the Security Interests will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Security Interests.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

CrowdCheck Law LLP

SCHEDULE 1

Series Name	Offering Price per Interest	Maximum Offering Size
Baroness Series	$9.00		$$799,506